Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, 333-228291, 333-238090 and 333-241698) on Form S-8 and Registration Statements (Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333-177793, 333-201826, 333-229555 and 333-232283) on Form S-3 of ZIOPHARM Oncology, Inc. of our reports dated March 1, 2021 relating to the financial statements of ZIOPHARM Oncology, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Ziopharm Oncology, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

March 1, 2021